Exhibit 99.1

Cymer, Inc

Summary of Non-employee Director Compensation

Effective January 1, 2005

Type of Compensation	Amount

Annual Retainer	$25,000
Per meeting fees (in person and one-hour telephonic meeting):
Board meeting	2,500
Audit Committee meeting - chairman	3,000
Audit Committee meeting - other members	1,000
Other committees meeting - chairman	2,000
Other committees meeting - other members	1,000

Quarterly retainer to Audit Committee members, including chairman	1,000